Exhibit 10.9

AMENDED AND RESTATED

SUPPORT SERVICES AGREEMENT

This Amended and Restated Support Services Agreement (this “Agreement”) is made and entered into as of February 11, 2026 (the “Effective Date”), by and between Clear Street Group Inc., a Delaware corporation (the “Company”), and Clear Street Global Corp., a United States Virgin Islands corporation (“CSGC”), and amends and restates in its entirety that certain Support Services and Equity Award Agreement, effective as of January 19, 2026, by and between the Company and CSGC. The Company and CSGC are referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

A. The Company desires to receive certain operational, managerial, strategic consulting and other support services from CSGC and certain affiliates (together, the “CSGC Group”) in connection with the Company’s business, including in anticipation of and following the Company’s initial public offering (the “IPO”) of its Common Stock.

B. CSGC has provided significant support to the Company prior to the Effective Date and is willing to continue to provide such services on the terms and conditions set forth in this Agreement.

C. In consideration for such services, and in order to align CSGC’s incentives with the long-term value creation of the Company, the Parties desire that the Company make payment to CSGC, in such form and amount as may be agreed upon by the Parties from time to time, in recognition of CSGC’s contributions following the Effective Date.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	DEFINITIONS

As used in this Agreement, the following terms have the meanings set forth below.

1.1.

“Administrator” means the Compensation Committee of the Board (provided that any member of the Compensation Committee who is not a Disinterested Director shall not be permitted to deliberate or otherwise participate in decisions with respect to this Agreement), or such other committee composed solely of Disinterested Directors delegated authority by the Board to administer this Agreement.

1.2.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person, where “control” has the meaning ascribed to it in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

1.3.

“Applicable Law” means any U.S. or non-U.S. law, statute, code, regulation, ruling, order, decree, judgment, injunction or other requirement of any governmental or regulatory body or self-regulatory organization applicable to the relevant Person.

1.4.	“Board” means the Company’s board of directors.

1.5.	“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

1.6.

“Cause” means the occurrence of any one of the following events: (a) CSGC, in carrying out the Services hereunder, acts or fails to act in a manner that is determined, in the sole discretion of the Disinterested Directors, after written notice of any such act or failure to act and a reasonable opportunity to cure the deficiency has been provided to CSGC, to be gross negligence, willful misconduct or fraud resulting, in any such case, in material harm to the Company unless such act, or failure to act, was reasonably believed by CSGC, in good faith, to be in the best interests of the Company and (b) the continuous, willful failure by CSGC to follow the reasonable directives of the Board.

1.7.	“Code” means the U.S. Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

1.8.	“Common Stock” means the Company’s Class A common stock, par value $0.00001 per share.

1.9.	“Company Group” means, collectively, the Company and its direct and indirect subsidiaries.

1.10.

“Disinterested Director” means a member of the Board who (a) is not an employee, director or equityholder (other than through passive investment) of CSGC or its Affiliates and (b) otherwise qualifies as “independent” under applicable stock exchange rules, in each case as determined in good faith by the Board or its Nominating & Governance Committee (or such other committee as may be responsible for determining the qualifications and independence of directors from time to time).

1.11.	“Eligible Services” means that CSGC is actively providing Services (or has provided Services through a date within the last ninety (90) calendar days).

1.12.	“Person” has the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof.

1.13.	“Services” has the meaning given in Section 2.1.

Other capitalized terms are defined elsewhere in this Agreement.

2.	APPOINTMENT; SUPPORT AND SERVICES

2.1.

Appointment; Services. Subject to the terms and conditions of this Agreement, the Company hereby engages CSGC, and CSGC hereby agrees, to provide to the Company such operational, managerial, strategic, financial, technology, risk, compliance and other advisory and support services as are reasonably requested by the Company from time to time and agreed by CSGC (the “Services”).

2.2.	Authority; Oversight.

2.2.1.

In performing the Services, CSGC shall act solely in an advisory or delegated-authority capacity on behalf of the Company Group and shall comply with the Company’s written policies and procedures of general applicability.

2.2.2.

The activities of CSGC under this Agreement shall be under the oversight of the Disinterested Directors, or such committee or individual as the Disinterested Directors may determine. CSGC shall provide periodic written reports, at least annually and more frequently at the Company’s reasonable request, summarizing material activities undertaken in connection with the Services.

2.3.	Standard of Performance. CSGC shall perform the Services in good faith and with a level of care, skill and diligence no less than that applied to comparable matters for itself.

2.4.

No Exclusivity. The Company acknowledges that the CSGC Group is engaged in a broad range of investing and advisory activities and that nothing in this Agreement limits CSGC’s ability to engage in any other businesses or activities, including businesses that may be competitive with the Company.

3.	TAXES

3.1.

Tax Withholding and Reporting. CSGC shall be responsible for its own tax liabilities arising out of or relating to any payment received hereunder and the Services. The Company may deduct or withhold from any amounts otherwise deliverable or payable to CSGC such amounts as the Company determines it is required to withheld under Applicable Law in respect of any taxes, and the Company shall file such tax returns or information returns with respect to such Shares or amounts as the Company determines is required under Applicable Law. The Parties shall reasonably cooperate to provide information and documentation as may be reasonably necessary for tax reporting and compliance purposes. In furtherance of the foregoing, (a) CSGC shall provide to the Company, promptly after the effective date of this Agreement and at such other times as the Company may reasonably request, an IRS Form W-8BEN-E and (b) such information and documentation as the Company may reasonably request from time to time with respect to the performance by CSGC, including its Affiliates and employees, of the Services, including information and documentation relating to the location(s) where the Services are performed.

4.	TERM; TERMINATION

4.1.	Term. This Agreement shall commence on the Effective Date and shall continue in effect unless earlier terminated as provided herein.

4.2.

Termination by the Company. The Company may terminate this Agreement (and the engagement of CSGC) at any time if Cause exists. In addition, the Company may terminate this Agreement at any time upon ninety (90) calendar days’ prior written notice to CSGC.

4.3.	Termination by CSGC. CSGC may terminate this Agreement at any time upon ninety (90) calendar days’ prior written notice to the Company.

4.4.	Effect of Termination. Upon termination of this Agreement for any reason, CSGC shall cooperate reasonably with the Company to transition the Services in an orderly manner.

5.	CONFIDENTIALITY; INFORMATION SHARING

5.1.

Confidentiality. CSGC and its Affiliates shall hold in confidence, and not disclose or use (except as necessary to perform the Services or as otherwise permitted herein), any non-public information regarding the Company Group, subject to customary exceptions for information that (a) is or becomes public other than as a result of a breach by CSGC, (b) is received from a third party not in breach of a confidentiality obligation or (c) is independently developed without reference to confidential information of the Company Group.

5.2.

Compelled Disclosure. If CSGC is required by Applicable Law or legal process to disclose any confidential information, it shall (to the extent legally permitted) provide the Company with prompt notice of such requirement and reasonably cooperate with the Company, at the Company’s expense, in seeking a protective order or other remedy.

6.	INDEMNIFICATION; LIMITATION OF LIABILITY

6.1.

Indemnification of CSGC. To the fullest extent permitted by Applicable Law, the Company shall indemnify and hold harmless CSGC, its Affiliates and their respective directors, officers, partners, members, employees and agents (each, an “Indemnified Party”) from and against any and all losses, claims, damages, liabilities, costs and expenses (including reasonable attorneys’ fees) arising out of or relating to this Agreement or the Services, except to the extent resulting from the gross negligence, willful misconduct or fraud of such Indemnified Party as finally determined by a court of competent jurisdiction. For the avoidance of doubt, the Company shall not be obligated to indemnify or otherwise gross up any Indemnified Party for any tax liabilities arising out of or relating to the Services, including as a result of any tax withholding or reporting performed by the Company pursuant to Section 3.1.

6.2.

Advancement. The Company shall advance reasonable costs and expenses (including reasonable attorneys’ fees) incurred by any Indemnified Party in connection with any claim subject to indemnification hereunder, upon receipt of an undertaking by such Indemnified Party to repay such amounts if it is ultimately determined that such Indemnified Party was not entitled to indemnification.

6.3.

Limitation of Liability. To the fullest extent permitted by Applicable Law, no event shall CSGC or any other Indemnified Party be liable to the Company Group for any special, indirect, consequential or punitive damages (including lost profits), whether in contract, tort or otherwise, arising out of or relating to this Agreement or the Services, except to the extent resulting from the gross negligence, willful misconduct or fraud of such Indemnified Party as finally determined by a court of competent jurisdiction. In no event shall the aggregate liability of CSGC and the other Indemnified Parties to the Company Group arising out of or relating to this Agreement exceed any payments actually paid to CSGC hereunder.

7.	MISCELLANEOUS

7.1.

Further Assurances. Each Party shall execute and deliver such additional documents and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated hereby.

7.2.

Notices. All notices, requests, consents, claims, demands, waivers, and other communications under this Agreement (each, a “Notice”) in writing, using the communications methods set out below, and addressed to the other party at its address set out below (or to any other address that the receiving party may designate from time to time in accordance with this section). Notices by personal delivery, nationally recognized same day or overnight courier (with all fees prepaid), email (with confirmation of transmission), or certified or registered mail (in each case, return receipt requested, postage prepaid). A Notice is deemed to have been validly and effectively given: (a) if sent by personal delivery or by courier (all fees prepaid) on the date of receipt, (b) if sent by email, upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “read receipt” function, as available, return email or other form of written acknowledgment) or (c) if sent by certified or registered mail, return receipt requested, postage prepaid on the third day after the date mailed.

If to the Company:	Clear Street Group Inc. 4 World Trade Center 150 Greenwich St Floor 45 New York, NY 10007 Email: etilly@clearstreet.io; ksicklick@clearstreet.io Attention: Chief Executive Officer; Chief Legal Officer

with a copy to:	Davis Polk & Wardwell LLP Email: richard.truesdell@davispolk.com; hillary.coleman@davispolk.com Attention: Richard D. Truesdell, Jr.; Hillary A. Coleman

If to CSGC:	Clear Street Global Corp. 5150 Norre Gade, Charlotte Amalie St Thomas 00802 Email: legal@whitebay.com Attention: Chairman of the Board; General Counsel

7.3.

Interpretation. For purposes of this Agreement, (a) the words “include,” “includes,” and “including” are deemed to be followed by the words “without limitation,” (b) the word “or” is not exclusive and (c) the words “herein,” “hereof,” “hereby,” “hereto,” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to sections, schedules, and exhibits mean the sections of, and schedules and exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The schedules and exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

7.4.	Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

7.5.

Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

7.6.

Entire Agreement. This Agreement and all related exhibits and schedules, constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein and therein, and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter.

7.7.

Amendment and Modification; Dissolution. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each Party. In the event of the dissolution or liquidation of the Company, this Agreement shall terminate immediately prior to the consummation of such action, unless otherwise determined by the Administrator.

7.8.

No Trust or Separate Account. Nothing in this Agreement shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and CGSC or its Affiliates except as set forth herein. To the extent that any person acquires a right to receive payments from the Company pursuant to an Agreement, such right shall be no greater than the right of any unsecured general creditor of the Company.

7.9.

Conformity with Securities Laws. This Agreement is intended to conform to the extent necessary with all provisions of the Securities Act of 1933, as amended, the Exchange Act and any and all regulations and rules promulgated under any of the foregoing, as well as any similar laws, regulations and rules outside of the United States, to the extent the Company, any of its Affiliates or CSGC and its Affiliates is subject to the provisions thereof. Notwithstanding anything herein to the contrary, this Agreement shall be administered only in such a manner as to conform to such laws, rules and regulations. To the extent permitted by applicable law, this Agreement shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

7.10.

Waiver. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach, or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

7.11.

Cumulative Remedies. The rights and remedies under this Agreement are cumulative and are in addition to and not in substitution for any other rights and remedies available at law or in equity or otherwise.

7.12.

Equitable Remedies. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to equitable relief, including injunctive relief or specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

7.13.

Assignment. Neither party may assign any of its rights or delegate any of its obligations hereunder without the prior written consent of the other party. No assignment or delegation shall relieve the assigning or delegating party of any of its obligations hereunder.

7.14.	Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective permitted successors and permitted assigns.

7.15.

No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

7.16.

Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction).

7.17.

Submission to Jurisdiction. Any legal suit, action, or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby or may be instituted in the federal courts of the United States of America or the courts of the State of New York in each case located in the City of Manhattan and County of Manhattan, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action, or proceeding. Service of process, summons, notice, or other document by certified mail in accordance with Section 7.2 shall be effective service of process for any suit, action or other proceeding brought in any such court. The parties irrevocably and unconditionally waive any objection to venue of any suit, action, or proceeding in such courts and irrevocably waive and agree not to plead or claim in any such court that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

7.18.

Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENTOR THE TRANSACTIONS CONTEMPLATED HEREBY.

7.19.

Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

7.20.

Force Majeure. No party shall be liable or responsible to the other party, or be deemed to have defaulted under or breached this Agreement, for any failure or delay in fulfilling or performing any term of this Agreement, when and to the extent such failure or delay is caused by or results from acts beyond the affected party’s reasonable control, including, without limitation: (a) acts of God, (b) flood, fire, earthquake or explosion, (c) war, invasion, hostilities (whether war is declared or not), terrorist threats or acts, riot or other civil unrest, (d) government order or law, (e) action by any governmental authority, (f) national or regional emergency, (g) telecommunication breakdowns, power outages or shortages and (h) other similar events beyond the reasonable control of the affected party (each of (a)-(h), a “Force Majeure Event”). The party suffering a Force Majeure Event shall give notice of the Force Majeure Event to the other party, stating the period of time the occurrence is expected to continue and shall use diligent efforts to end the failure or delay and ensure the effects of such Force Majeure Event are minimized.

7.21.

Business Days. If any date on which a party is required to make a payment or a delivery pursuant to the terms hereof is not a Business Day, then such party shall make such payment or delivery on the next succeeding Business Day.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the Effective Date.

CLEAR STREET GROUP INC.

By:	/s/ Ed Tilly
Name: Ed Tilly
Title: President

CLEAR STREET GLOBAL CORP.

By:	/s/ Uriel Cohen
Name: Uriel Cohen
Title: President